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                          EXHIBIT 10.30KOCH
KOCH GAS SERVICES COMPANY
600 Travis Street 14th Floor
Houston, Texas T7002
713-229-62.22

Inland Production Company
475 17th Street, Suite 1500
Denver, Colorado 80202
       Phone:     303-292-0900
       Fax:    303-296-4070
     Attn:     Bill Pennington

              CRUDE OIL CALL/PUT OPTION AGREEMENT
                       (COSTLESS COLLAR)

     This Option Agreement ("Agreement") is a complete and binding agreement between you and us as to the terms and conditions of the transaction to which this Agreement relates. Upon execution by you and us of a Master Swap Agreement, this Agreement will supplement, form a part of, and be subject to, the Master Swap Agreement. You and we agree to use our best efforts to promptly negotiate, execute, and deliver a Master Swap Agreement with such modifications as you and we shall agree in good faith.

     1.   TRANSACTION TERMS:

     (a)  CALL SELLER / PUT BUYER:     Inland Production
     Company (Counterparty)

     (b)  CALL BUYER / PUT SELLER:    Koch Gas Services
     Company (KGS)

     (c)  PREMIUM:   USD  0.00  (USD 0.00 per BBLS)

     (d)  COMMODITY TYPE:   Crude Oil

     (e)  STRIKE-PRICE:  Call USD 18.20 per BBLS
                              Put USD 16.00 per BBLS

     (f) FLOATING PRICE: The average of the trading day settlements during the Determination Period for the current prompt Crude Oil Futures Contract on the New York Merchantile Exchange. For the December 1995 Determination Period this will be the average of the following NYMEX trading day settlements: use the January 1996 Contract for December 1, 4 - 8, 11 -15, and 18 -19; then use the February 1996 Contract for December 20 - 22, and 26 - 29.

               (g) QUANTITY  MEASUREMENT:   "BBL"  (One Barrel)

               (h) QUANTITY PER DETERMINATION PERIOD:   12,000
BBLS

               (i) PAYMENT OF PREMIUM:    N/A
               (j) DETERMINATION PERIOD: Each calendar month beginning with December 1, 1995 and ending on January 1, 1997. The "Period End Date" shall be the last day of each such calendar month.

               (k) FLOATING AMOUNT: The Floating Amount with respect
     to a Determination Period shall be the product of (i) the Quantity per Determination Period and (ii) the Floating Price per Quantity measurement with respect to such Determination Period.

     (l) PUT STRIKE PRICE AMOUNTS:  For the Put the Strike
     Price Amount with respect to a Determination Period shall be the product of (i) the Quantity per Determination Period and
     (ii) the Put Strike Price per Quantity Measurement with respect to such Determination Period.

               (m) CALL STRIKE PRICE AMOUNTS: For the Call the
Strike
     Price Amount with respect to a Determination Period shall be the product of (i) the Quantity per DeterminationPeriod and
     (ii) the Call Strike Price per Quantity Measurement with respect to such Determination Period.

               (n) EXERCISE: Asian

     2.(a)     PUT PAYMENT:  If for any Determination Period
     the Floating Amount is less than the Put     Strike Price
     Amount, KGS shall pay to the Counterparty the amount by which the Floating Amount is less than the Put Strike Price Amount. If for any Determination Period the Floating Amount is equal to or greater than the Put Strike Price Amount, then no payment shall be due under this provision with respect to such Determination Period. Any such amount payable shall be paid by wire transfer of immediately available funds to a bank account designated by the Counterparty. Payment shall be made without deduction for taxes based on the representations made in Section 6(viii) and (ix) of this Agreement.

          (b)  CALL PAYMENT:   If for any Determination
     Period the Floating Amount is greater than the Call Strike Price Amount, the Counterparty shall pay to KGS the amount by which the Floating Amount is greater than the Call Strike Price Amount. If for any Determination Period the Floating Amount is equal to or less than the Call Strike Price Amount, then no payment shall be due under this provision with respect to such Determination Period. Any such amount payable shall be paid by wire transfer of immediately available funds to a bank account designated by KGS.
     Payment shall be made without deduction for taxes based on the representations made in Section 6(viii) and (ix) of this Agreement.

          3. SET-OFF: If the Payment Dates for two or more swap or option agreements between the parties fall on the same day, if each party is required to pay an amount to the other on such Payment Date, then such amounts with respect to each party shall be aggregated, and the parties shall discharge their obligations to pay through offset in which case the party, if any, owing the greater aggregate amount shall pay to the other the difference between the amounts owed.

          4.   PAYMENT DATE: Amounts owed pursuant to
     Section 2 with respect to each Determination Period shall be due and payable on or before 12:00 noon (Central Time) on the twentieth (20th) of the month following the Determination Period month (settlement month).

          5.   ASSIGNMENT:    This Agreement shall be
     binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns-Neither party shall have the power to assign or otherwise transfer any of its rights or obligations under this Agreement (whether by security, pledge or otherwise) or any interest in this Agreement without the prior written consent of the other party, and any purported assignment or transfer in violation of this provision shall be void and of no force and effect. Any assignment or purported assignment in violation hereof, even though void, shall constitute a failure to perform a covenant under this Agreement.

     6.   (a)   ADDRESS FOR NOTICES:
          Koch Gas Services Company
          600 Travis Street,  14th Floor
          Houston, Texas 77002
          Attn:     Bill Bourque
       Telephone:    713-229-4680
 Fax No.: 713-229-5959

          (b)  ADDRESS FOR NOTICES TO COUNTERPARTY:

      Inland Production Company
      475 17th Street, Suite 1500
      Denver, Colorado 80202
      Attn:    Bill Pennington
      Telephone:    303-292-0900
      Fax No.:       303-296-4070

We are pleased to have concluded this transaction with you. Please provide your confirmation that the foregoing accurately reflects our transaction by signing in the space below and delivering a duly executed counterpart hereof to our offices in Houston, Texas. If KGS has not been notified of a bona fide error or received a fully executed confirmation by 5:00 p-m. Central Time on the third
(3rd)
Business Day after receipt of this confirmation, this Agreement shall be deemed binding on Counterparty and KGS as sent.

Yours very truly,



COUNTERPARTY                    KOCH GAS SERVICES COMPANY

By:                             By: ____________________________

Title:                               Fred T. Muck
                                V.P. Koch Gas Services Company
CONFIRMED AS OF:
____day of  _____________, 1995